Exhibit 99.1

SPONGETECH® DELIVERY SYSTEMS ANNOUNCES
REVERSE STOCK SPLIT TO MOVE CLOSER TO NASDAQ LISTING

NEW YORK, NY – September 8, 2009 – SpongeTech® Delivery Systems, Inc. (“SpongeTech”) “The Smarter Sponge™”, (OTCBB: SPNG) today announced that its Board of Directors has unanimously approved a reverse split of SpongeTech®’s issued and outstanding capital stock at a 1-for-100 split ratio. The reverse stock split, which is expected to take effect on September 22, 2009, subject to receipt of necessary regulatory approvals, has also been approved by the holders of more than a majority of SpongeTech’s voting capital stock.

The same 1-for-100 reverse stock split ratio will be used to effect the reverse stock split of SpongeTech®’s issued and outstanding common stock, Class B Stock and preferred stock.  Accordingly, all stockholders will be affected proportionately.

“This reverse stock split – which we believe will bring our company’s Wall Street profile in synch with our business profile – is another important step in the development of SpongeTech,” said CEO Michael Metter. “Combined with our recent engagement of Deloitte Touche LLP as our public accountants and our plan to apply for a NASDAQ listing, the reverse stock split demonstrates our commitment to establishing SpongeTech as a world-class company whose capital structure, operations and infrastructure all match the impressive sales growth we are achieving.

“We continue to expand our product portfolio, licensing agreements, and sales and marketing programs, and are very excited about the record-breaking order flow these efforts are producing.  Our July 2009 acquisition of Dicon Technologies, a recognized product innovator with exceptional R&D capabilities, established distribution channels in the U.S. and Asia, and many large, direct commercial customers, perfectly positions us to leverage the many exceptional opportunities in our targeted marketplace.  We’re committed both to building SpongeTech into a global player and building shareholder value, and this step will help us realize each of these goals.”

An amendment has been filed with the Delaware Secretary of State that amends SpongeTech’s certificate of incorporation for the reverse stock split, effective as of 5:00 pm ET on September 22, 2009. SpongeTech has also begun the approval process with the appropriate regulatory authorities.

In conjunction with the reverse stock split, the Board of Directors and the holders of more than a majority of SpongeTech’s voting capital stock have approved a decrease in SpongeTech®’s authorized capital. The post-split authorized capital will be 900 million shares of common stock, 25 million shares of Class B Stock and 40 million shares of preferred stock.

As a result of the reverse stock split, every 100 shares of SpongeTech’s stock will be combined into one share.  Options, warrants and other stock-based awards will be adjusted on a similar basis. SpongeTech will not issue fractional shares in connection with the reverse stock split.  Any fractional share which might result from the reverse stock split will be rounded up to the nearest whole share.

About SpongeTech® Delivery Systems, Inc.

SpongeTech® Delivery Systems, Inc. designs, produces, and markets unique lines of reusable cleaning products for Car Care, Child Care, Home Care and Pet Care usages. These sponge-like products utilize SpongeTech®'s proprietary, patent and patent-pending technologies and other technologies involving hydrophilic (liquid-absorbing) foam, polyurethane matrices or other ingredients. The Company's sponge-like products are pre-loaded with specially formulated ingredients such as soap, conditioner and/or wax that are released when the sponge is soaked and applied to a surface with minimal pressure. SpongeTech is currently exploring additional applications for its technology in the health, beauty, and medical markets. SpongeTech® Delivery Systems, Inc. intends to globally brand its products as The Smarter Sponge™.

Safe Harbor Statement

Under The Private Securities Litigation Reform Act of 1995: The statements in this press release that relate to the Company's expectations with regard to the future impact on the Company's results from new products in development are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The results anticipated by any or all of these forward-looking statements may not occur. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2008 and the Company's Quarterly Report on Form 10-Q for the third fiscal quarter ended February 28, 2009. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

Contacts:

Lippert/Heilshorn & Associates
212-838-3777

Harriet Fried / Jody Burfening (Investors)
hfried@lhai.com

Adam Handelsman (Media)
ahandelsman@lhai.com